UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 18, 2018

POSITIVEID CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-33297	06-1637809
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification Number)

1690 South Congress Avenue, Suite 201

Delray Beach, Florida 33445

(Address of principal executive offices) (zip code)

(561) 805-8000

(Registrant’s telephone number, including area code)

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Cautionary Note on Forward-Looking Statements

This Current Report on Form 8-K (this “Report”) and any related statements of representatives and partners of the Company contain, or may contain, among other things, certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission (the “SEC”). Actual results may differ significantly from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control). The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Item 1.01 Entry into Material Definitive Agreement

On June 12, 2017, PositiveID Corporation (the “Company”) entered into a Stock Purchase Agreement (“SPA I”) with E-N-G Mobile Systems, Inc., a California corporation and, at the time of SPA I, the Company’s wholly-owned subsidiary (“ENG”), and Holdings ENG, LLC, a Florida limited liability company (the “Purchaser”) and an affiliate of East West Resources Corporation, pursuant to which, among other things, the Company sold 49%, or two hundred ninety nine (299) shares of Series A Convertible Preferred Stock (the “Purchased Shares”), of ENG to the Purchaser. The Company received one million four hundred ninety-five thousand dollars ($1,495,000.00) in exchange for the Purchased Shares. The terms of SPA I were disclosed in that certain Current Report on Form 8-K filed by the Company on June 14, 2017.

On January 30, 2018, the Company entered into a Stock Purchase Agreement (“SPA II”) with ENG and the Purchaser, pursuant to which (i) ENG sold to the Purchaser six hundred forty one (641) shares (the “January Shares”) of Series A Convertible Preferred Stock of ENG for a purchase price of approximately $312 per share, for an aggregate purchase price of $200,000; and (ii) the Company declined to exercise its right to purchase a pro rata portion of the January Shares, approved the issuance and sale of the January Shares by ENG to the Purchaser, and waived all rights it may have with respect to ENG’s purchase of the January Shares. ENG received the proceeds from this transaction, with the Company not receiving any proceeds. In connection with the transaction, the Company also issued a promissory note in the amount of $54,000 to ENG for settlement of past and current intercompany transactions and liabilities. As a result of this transaction the Company’s equity interest in ENG decreased to 24%. The terms of SPA II were disclosed in that certain Current Report on Form 8-K filed by the Company on February 2, 2018.

In early June 2018, ENG was informed by Commerce Bank of Commerce, that ENG was in default of its working capital loan, with a balance of $350,000, which PositiveID was a guarantor of. ENG’s majority shareholder, the Purchaser agreed to fund ENG’s working capital deficit, including the repayment of the working capital loan over the next twelve months. As a result of this agreement, on or about June 15, 2018, ENG sold one thousand seven hundred fifty (1,750) shares (the “ENG Shares”) of Series A Convertible Preferred Stock for a purchase price of $200 per share (the “Share Price”) or an aggregate of three hundred fifty thousand dollars ($350,000), to the Purchaser pursuant to the terms of a stock purchase agreement (“Purchase Agreement”). As a shareholder of ENG, the Company consented to the Purchase Agreement, the proceeds from which will, in part, allow ENG to pay off a loan and eliminate the Company’s corporate guaranty.

In conjunction with the Purchase Agreement, on June 18, 2018, the Company closed a Stock Purchase Agreement (“SPA III”) with ENG and the Purchaser, pursuant to which (i) the Company sold to the Purchaser two hundred and forty one (241) shares of the Company’s common stock of ENG and sixty (60) shares of Series A Convertible Preferred Stock of ENG (“collectively, the “PSID Shares”) for an aggregate of sixty thousand two hundred dollars ($60,200); and (ii) the Company waived any and all rights with respect to the offer and issuance of the ENG Shares pursuant to the Purchase Agreement. As a result of this transaction the Company no longer holds an equity interest in ENG. At closing, fifty-four thousand six hundred eight dollars ($54,608) of the Purchase Price was paid directly to the Purchaser to be applied to the payment of the Promissory Note dated January 31, 2018 to the Purchaser by the Company.

The foregoing description of the terms of SPA III does not purport to be complete and is qualified in its entirety by the complete text of the documents attached as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits

Exhibit Number	Description
10.1*	Form of Stock Purchase Agreement by and between Holdings ENG, LLC and the Company

* filed herewith

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POSITIVEID CORPORATION

Date: June 22, 2018	By:	/s/ William J. Caragol
	Name:	William J. Caragol
	Title:	Chief Executive Officer